                                                                   EXHIBIT 10.27




                               EXCHANGE AGREEMENT

                                 BY AND BETWEEN

                           HANOVER COMPRESSOR COMPANY

                                      AND

                      JOINT ENERGY DEVELOPMENT INVESTMENTS
                              LIMITED PARTNERSHIP





                            Dated December 23, l996

                               TABLE OF CONTENTS


                                                                                                                     Page
                                                                                                                     ----
1.       Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

2.       Exchange of the Preferred Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

3.       Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

4.       Representations and Warranties of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

5.       Representations and Warranties of JEDI . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

6.       Restrictions on Transfer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         6.1     Restrictive Legend . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         6.2     Removal of Legend  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

7.       Indemnification/Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         7.1     Survival of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         7.2     Indemnification of JEDI  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         7.3     Indemnification of the Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         7.4     Procedure for Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         7.5     Third Party Beneficiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         7.6     Indemnification Threshold  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         7.7     Sole Remedy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

8.       Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         8.1     Stockholders Agreement and Registration Rights Agreement . . . . . . . . . . . . . . . . . . . . . .  10
         8.2     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         8.3     Headings: Schedules and Annex  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         8.4     Effect of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         8.5     Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         8.6     Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         8.7     Amendments: Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         8.8     Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         8.9     Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         8.10    Further Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

                             SCHEDULES AND ANNEXES


Schedule 4(a) -           Subsidiaries
Schedule 4(b) -           Stockholders
Schedule 4(c) -           Financial Statements
Schedule 4(d) -           Changes


Annex A -                 Opinion Letter of Counsel to the Company

                               EXCHANGE AGREEMENT


         This EXCHANGE AGREEMENT dated December 23, 1996 (the "Agreement") is by and between HANOVER COMPRESSOR COMPANY, a Delaware corporation (the "Company") and JOINT ENERGY DEVELOPMENT INVESTMENTS LIMITED PARTNERSHIP, a Delaware limited partnership ("JEDI").

         WHEREAS, on August 7, 1995, the Company issued and sold to JEDI 11,111.11 shares of the Company's common stock, par value $0.001 per share, and 10,000 shares of the Company's 6.5% Series B Cumulative Redeemable Convertible Preferred Stock, par value $0.01 per share (the "Initial Preferred Stock").

         WHEREAS, in accordance with the Certificate of Designation of the 6.5% Series B Cumulative Redeemable Convertible Preferred Stock, the Company has issued to JEDI as a dividend 637 shares of such preferred stock to JEDI (such shares and the Initial Preferred Stock being hereafter together referred to as the "Preferred Stock").

         WHEREAS, the parties propose, subject to the terms and conditions stated herein, that the Preferred Stock be exchanged for 5,065.238 shares of the Company's common stock, par value $0.01 per share (the "Common Stock").

         In consideration of the mutual covenants herein contained, the sufficiency of which is acknowledged by the parties, the parties hereby agree as follows:

         1. Definitions. For purposes of this Agreement, the following defined terms have the meanings set forth below:

                 (a) "Closing" means the actions to be taken by the Company and JEDI as described in Section 3;

                 (b)      "Group" means the Company and its Subsidiaries;

                 (c) "Material Adverse Effect" means a material adverse effect on the condition, financial or otherwise, or on the earnings or business affairs of the Company or the Company and its Subsidiaries, taken as a whole;

                 (d) "Registration Rights Agreement" means the Third Amended and Restated Registration Rights Agreement dated December 5, 1995 among the Company and certain of its stockholders;

                 (e) "Stockholders Agreement" means the Stockholders Agreement dated August 7, 1995 among the Company and certain of its stockholders; and

                 (f) "Subsidiary" means any corporation, partnership or other business entity of which more than 50% of the outstanding shares of capital stock (or other equivalent interests) is at the time directly or indirectly owned or controlled by the Company.

         2.      Exchange of the Preferred Stock.

                 Subject to the terms and conditions of this Agreement, JEDI shall exchange the Preferred Stock for the Common Stock to be issued by the Company and the Company shall pay One Million Four Hundred Thousand Dollars ($1,400,000) by wire transfer of immediately available funds to an account designated by JEDI in writing prior to the Closing.

         3.      Closing.

         At the Closing:

                 (a) the Company shall deliver to JEDI the Common Stock evidenced by a Common Stock Certificate in form approved by the Board of Directors of the Company and registered in JEDI's name, dated the Closing Date;

                 (b) JEDI shall deliver to the Company the stock certificates evidencing the Preferred Stock, together with stock powers duly executed in blank;

                 (c) the Company shall deliver to JEDI the opinion, dated the Closing Date and addressed to JEDI, from Neal Gerber & Eisenberg, counsel for the Company, substantially in the form set forth in Annex A; and

                 (d)      $1,400,000 shall be paid by the Company to JEDI.

         4. Representations and Warranties of the Company. The Company hereby represents and warrants to JEDI as follows:

                 (a) Due Incorporation. Each member of the Group has been duly incorporated and is validly existing as a corporation in good standing under the laws of the state of its incorporation with corporate power and authority to own its properties and conduct its business, and has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of the states of each jurisdiction in which its ownership or lease of properties or its conducting of business makes such qualification necessary or desirable, except where failure to be so qualified and in good standing would not be reasonably expected to have a Material Adverse Effect. The Company has no Subsidiaries other than those listed in
Schedule 4(a). The Company has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement.

                 (b) Capitalization. All shares of capital stock of each member of the Group outstanding as of the date hereof have been duly and validly authorized and issued and are fully paid and nonassessable. The Common Stock when issued, sold and delivered in accordance with the terms hereof, will be duly and validly issued, fully paid and nonassessable. As of the Closing Date, after giving effect to the transactions contemplated herein, the authorized capital stock of the Company will consist of (i) 500,000 shares of common stock, par value $.001, of which 144,982.243 shares will be issued and outstanding, exclusive of 198.40 treasury shares, (ii) 50,000 shares of 6.5% Cumulative Redeemable Series A Preferred Stock, par value $ 0.01 per share (the "Series A Preferred Stock"), of which no shares will be issued and outstanding, (iii) 15,000 shares of 6.5% Cumulative Redeemable Convertible Series B Preferred Stock, par value $ 0.01 per share, of which none will be issued and outstanding, and (iv) 135,000 shares of undesignated preferred stock, par value $0.01 per share. Except as set forth on Schedule 4(b), (a) there are no outstanding subscriptions, warrants, options, calls or commitments of any character relating to or entitling any person to purchase or otherwise acquire from the Company any capital stock of the Company, (b) there are no obligations or securities convertible into or exchangeable for any shares of capital stock of the Company or any commitments of any character relating to or entitling any person to purchase or otherwise acquire any such obligations or securities, (c) there are no preemptive or similar rights to subscribe for or to purchase any capital stock of the Company, and (d) the Company has not entered into any agreement to register its equity or debt securities under the Securities Act of 1933, as amended.

                 (c) Financial Statements. Attached as Schedule 4(c) are copies of the Company's (i) unaudited consolidated balance sheet as at August 31,1996 and the related consolidated statement of income, cash flows and shareholders' equity for the eight months then ended and (ii) audited consolidated balance sheet as at December 31, 1995 and the related audited consolidated statement of income, cash flows and shareholders' equity for the fiscal year then ended (including in all cases the notes thereto) (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied except as noted therein and except, in the case of unaudited interim financial statements, for normal year-end adjustments, and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates set forth therein and the results of operations and cash flows for the Company and its consolidated Subsidiaries for the respective fiscal periods set forth therein

                 (d) No Change. No member of the Group has sustained since August 31, 1996 any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree; and, except as set forth on Schedule 4(d), since such date, there has not been any change in the affairs, assets, liabilities, operations, prospects or conditions, financial or otherwise, of any member of the Group, or any development, which the senior management of the Company believes would have a Material Adverse Effect.

                 (e) Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company. Assuming due authorization, execution and delivery by JEDI of this Agreement, this Agreement is a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and (ii) general principles of equity (whether applied in a proceeding at law or in equity).

                 (f) Compliance with Other Instruments. The issuance and sale of the Common Stock hereunder, the execution and delivery of, and the compliance by the Company with all of the provisions of this Agreement, and the consummation of the transactions therein contemplated will not result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation of any lien in respect of any property or assets of any member of the Group under, (i) the Certificate of Incorporation or Bylaws of such member, (ii) any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which such member is a party or by which such member is bound, which breach, violation, default or creation of a lien would, singularly or in the aggregate, be reasonably expected to have a Material Adverse Effect, or (iii) any statute or law to which any member of the Group or any of its properties are subject or any order, rule or regulation of any court or governmental agency or body having jurisdiction over such member or any of its properties; and, assuming the accuracy of the representations of JEDI set forth in Section 5, no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required by or on behalf of the Company, for the valid execution and delivery of, or for the performance by the Company of its obligations under, this Agreement.

         5. Representations and Warranties of JEDI. JEDI hereby represents and warrants to the Company as follows:

                 (a) Existence: Authorization. JEDI (i) is a limited partnership duly formed and organized and validly existing under the laws of the State of Delaware, (ii) it has all requisite power and authority to enter into this Agreement, (iii) the execution, delivery and performance by JEDI of this Agreement and the consummation by JEDI of the transactions contemplated hereby have been duly authorized by all necessary action on the part of JEDI, and (iv) assuming due authorization, execution and delivery by the Company of this Agreement, this Agreement is a legal, valid and binding obligation of JEDI, enforceable against JEDI in accordance with its terms, except as such enforcement may be subject (i) to bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and
(ii) general principles of equity (whether applied in a proceeding at law or in equity).

                 (b) Reliance by the Company. It acknowledges that its representations and warranties contained in Section 5(c) through Section 5(i) are being relied upon by the Company as a basis for the exemption of the issuance of the Common Stock from the registration requirements of the Securities Act of 1933, as amended ("Securities Act"), and any applicable state securities laws.

                 (c)      Common Stock Unregistered etc..  It understands that
(i) the Common Stock has not been registered under the Securities Act or any state securities laws by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act and applicable state securities laws and (ii) the Common Stock must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act and applicable state securities laws or is exempt from such registration.

                 (d) Investment Intent. It is acquiring the Common Stock for its own account and not with a view to, or for sale in connection with, directly or indirectly, any distribution thereof that would require registration under the Securities Act or applicable state securities laws or would otherwise violate the Securities Act or such state securities laws.

                 (e) Independent Investigation. It has relied upon independent investigations made by it or its representatives and the representations and warranties made herein and realizes that the Common Stock is a speculative investment involving a high degree of risk for which there is no assurance of any return. It has such knowledge and experience in financial and business affairs and is capable of determining the information necessary to make an informed investment decision, of requesting such information from the Company, and of utilizing the information that it has received from the Company to evaluate the merits and risks of its investment in the Common Stock. It is able to bear the economic risk of its investment in the Common Stock and understands that it must do so for an indefinite period of time.

                 (f) Access to Information. It and its attorneys, accountants, investment and financial advisors, if any, have had the opportunity to review the books and records of the Company and have been provided access to such information as it or its advisors, if any, have requested.

                 (g) No Governmental Approval. It is aware that no governmental entity has passed upon or made any finding or determination concerning the fairness of the transactions contemplated hereby or the adequacy of the disclosure of the Schedules to this Agreement, and it must forego the security, if any, that such a review would provide.

                 (h) Rule 144. It has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act, which permits limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the Company, and compliance with applicable requirements regarding the holding period and the amount of securities to be sold and the manner of sale; and that such rule may not be available for resale of the Common Stock.

                 (i) Accredited Investor Status. It is an "accredited investor" pursuant to Rule 501 under the Securities Act by reason of the fact that it is a partnership not formed for the specific purpose of acquiring the Common Stock with total assets in excess of U.S. $5,000,000.

                 (j) Compliance with Other Instruments. The purchase of the Common Stock, the execution and delivery of, and the compliance by JEDI with all of the provisions of this Agreement, and the consummation of the transactions herein contemplated will not result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation of any lien in respect of any property or assets of JEDI under,
(i) the Partnership Agreement of Joint Energy Development Investments Limited Partnership dated June 29, 1993, or its Certificate of Limited Partnership, or any indenture, mortgage, deed of trust or loan agreement pursuant to which JEDI is a borrower, which breach, violation, default or creation of a lien would be reasonably expected to have a material adverse effect on the condition, financial or otherwise, or on the earnings or business affairs of JEDI, or (ii) any statute or law to which JEDI or any of its properties are subject or any order, rule or regulation of any court or governmental agency or body having jurisdiction over JEDI or any of its properties; and, assuming the accuracy of the representations of the Company set forth in Section 4, no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required by or on behalf of JEDI, for the valid execution and delivery of, or for the performance by JEDI of its obligations under, this Agreement.

         6.      Restrictions on Transfer.

                 6.1 Restrictive Legend. The certificates evidencing the Common Stock shall (unless their disposition is otherwise permitted by the provisions of this Section 6) be subject to stop transfer instructions and shall be stamped or otherwise imprinted with a legend in substantially the following form:

                 THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT, OR UNLESS SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION OR IS OTHERWISE IN COMPLIANCE WITH SUCH ACT. THE TRANSFERABILITY OF THIS SECURITY IS ALSO SUBJECT TO RESTRICTIONS CONTAINED IN A STOCKHOLDERS AGREEMENT AND A REGISTRATION RIGHTS AGREEMENT, WHICH AGREEMENTS THE COMPANY WILL FURNISH TO THE HOLDER OF THIS SECURITY UPON REQUEST."

                 6.2 Removal of Legend. If in the written opinion of counsel (which counsel and opinion (in form, scope and substance) shall be reasonably satisfactory to the Company), JEDI is entitled, without limitation as to manner of sale, to sell the Common Stock without registration under the Securities Act of 1933, as amended, by reason of Rule 144 thereunder or any successor provision, the Company will, upon JEDI's request and notwithstanding
Section 4.1 of the Stockholders Agreement, replace the foregoing legend by the following:

                 "THE OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION OF THIS SECURITY IS SUBJECT TO RESTRICTIONS CONTAINED IN A STOCKHOLDERS AGREEMENT AND A REGISTRATION RIGHTS AGREEMENT, WHICH AGREEMENTS THE COMPANY WILL FURNISH TO THE HOLDER OF THIS SECURITY UPON REQUEST."

         7.      Indemnification/Survival.

                 7.1 Survival of Representations and Warranties. All representations and warranties contained in this Agreement shall survive the Closing and shall remain in full force and effect (a) in the case of the representations and warranties contained in Sections 4(c) and 4(d), for one (1) year after the Closing Date, and (b) in the case of all other representations and warranties, for four (4) years after the Closing Date, in each case regardless of any investigation made by JEDI or on its behalf, except as to any matters with respect to which a bona fide written claim shall have been made or an action at law or in equity shall have commenced before such date, in which event survival shall continue (but only with respect to, and to the extent of, such claim) until the final resolution of such claim or action, including all applicable periods for appeal.

                 7.2 Indemnification of JEDI. The Company shall indemnify and hold JEDI and each of its partners, officers, employees, representatives and affiliates harmless from and against any and all damages (excluding exemplary, punitive and special damages and penalties), losses, deficiencies, costs, expenses, obligations, fines, expenditures, claims and liabilities, including reasonable counsel fees and reasonable expenses of investigation, defending and prosecuting litigation, suffered by JEDI or any such other persons as a result of, caused by, arising out of, or in any way relating to any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant on the part of the Company under this Agreement. The foregoing notwithstanding, the Company's aggregate liability to JEDI and such other persons shall not exceed $10,765,375.

                 7.3 Indemnification of the Company. JEDI shall indemnify and hold the Company and each of its shareholders, officers, directors, employees, representatives and affiliates harmless from and against any and all damages (excluding exemplary, punitive and special damages and penalties), losses, deficiencies, costs, expenses, obligations, fines, expenditures, claims and liabilities, including reasonable counsel fees and reasonable expenses of investigation, defending and prosecuting litigation, suffered by the Company or any such other persons as a result of, caused by, arising out of, or in any way relating to any misrepresentation, breach of warranty, or non-fulfillment of any agreement or covenant on the part of JEDI under this Agreement. The foregoing notwithstanding, JEDI's aggregate liability to the Company and such other persons shall not exceed $10.765.375.

                 7.4 Procedure for Claims. Within thirty days after obtaining written notice of any claim or demand which has given rise to, or could reasonably give rise to, a claim for indemnification hereunder, the party seeking indemnification shall give written notice of such claim ("Notice of Claim") to the other party. Failure to give such notice by the party seeking indemnification within such 30 days shall not relieve the indemnifying party hereunder unless the party seeking indemnification knowingly failed to notify the indemnifying party in sufficient time to permit the indemnifying party or its counsel to defend against such matter and to timely make a response thereto, and only insofar as such knowing failure to notify the indemnifying party has actually resulted in prejudice or damage to the indemnifying party. The Notice of Claim shall set forth a brief description of the facts giving rise to such claim and the amount (or a reasonable estimate) of the loss, damage or expense suffered, or which may be suffered, by the party seeking indemnification.

                 Upon receiving the Notice of Claim, the indemnifying party shall resist, settle or otherwise dispose of such claim in such manner as it shall deem appropriate, including the employment of counsel, and shall be responsible for the payment of all expenses, including the reasonable fees and expenses of such counsel. The indemnified party shall have the right to employ separate counsel in any such action and to participate in or assume the defense thereof, but the fees and expenses of such counsel shall be at the indemnified party's expense unless (a) the employment has been specifically authorized by the indemnifying party in writing, (b) the indemnifying party has failed to assume the defense and employ counsel in a timely manner or (c) the named parties to any action (including any impleaded parties) include both JEDI and the Company, and the indemnified party has been advised by such counsel that representation of the Company and JEDI by the same counsel would be inappropriate under applicable standards of professional conduct due to actual or potential differing interests between them (in which case, if the indemnified party notifies the indemnifying party in writing that the indemnified party elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall have neither the right nor the obligation to assume the defense of such action on behalf of the indemnified party).

                 7.5      Third Party Beneficiaries.  Nothing contained in this
Section 7 shall confer any rights upon, or inure to the benefit of, any third party other than those parties specified in Sections 7.2 and 7.3 above, it being understood that such parties, to the extent not actually parties hereto, shall be third party beneficiaries.

                 7.6 Indemnification Threshold. Notwithstanding anything herein to the contrary, no indemnified party shall be entitled to indemnification from any indemnifying party until the aggregate losses suffered by such indemnified party and for which indemnification is available hereunder exceed $ 180,000, whereupon the indemnified party shall be entitled to claim indemnification for all losses suffered by such indemnified party and for which indemnification is available hereunder.

                 7.7 Sole Remedy. Following the Closing, except with respect to claims premised on fraud or other intentional misconduct or equitable claims the provisions of this Section 7 shall be the sole and exclusive remedy for breach of this Agreement.

         8.      Miscellaneous.

                 8.1 Stockholders Agreement and Registration Rights Agreement. The Company and JEDI acknowledge that the Common Stock shall constitute part of the Stock owned by JEDI for the purposes of the Stockholders Agreement and the Shares owned by JEDI for the purposes of the Registration Rights Agreement.

                 8.2 Notices. Except as otherwise provided in this Agreement, all notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand, if delivered personally or by courier, or five business days after being deposited in the mail (registered or certified mail, postage prepaid? return receipt requested) properly addressed as set forth below. Any such notice or other communication shall be addressed
(a) if to JEDI, c/o Enron Corp., 1400 Smith Street, Houston, Texas 77002, Attention Brenda McGee, Specialist, 28th Floor, or at such other address or to the attention of such other copied person as JEDI shall have furnished to the Company in writing, or (b) if to the Company, to Hanover Compressor Company, 12001 North Houston-Rosslyn, Houston, Texas 77086, Attention: President; with a copy to Neal Gerber & Eisenberg, Two North LaSalle Street, Suite 2200, Chicago, Illinois 60602, Attention: Richard S. Meller, or to such other address and/or to the attention of such other copied person as the Company shall have furnished to JEDI in writing.

                 8.3 Headings: Schedules and Annex. The headings herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The Schedules and Annex attached hereto, and the certificates and other documents delivered as specified herein, are expressly made a part of this Agreement.

                 8.4      Effect of Agreement.

                          (a)     This Agreement and the Schedules, Annex,
certificates, opinions and other documents referred to herein or delivered pursuant hereto contain the entire agreement between JEDI and the Company with respect to the subject mater contained herein and supersede all prior agreements and understandings, oral and written, with respect thereto. No representations and warranties other than those contained herein or in any such annex, certificate or other document shall be deemed to have been made by JEDI or the Company with respect to this Agreement. All of the covenants contained herein or in any such annex or certificate or other document shall survive the Closing.

                          (b)     This Agreement shall inure to the benefit of
and be binding upon the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that the rights of JEDI hereunder may be assigned to any Affiliate of JEDI which becomes a transferee of any of the Common Stock in accordance with the terms of the Stockholders Agreement. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

                          (c)     No right, power or remedy granted under this
Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other rights, powers or remedies referred to in this Agreement or otherwise available at law or in equity; and the exercise or beginning of exercise by any party of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by such party of any or all such other rights, powers or remedies. No waiver by any party, and no failure or delay on the part of such party in any one or more instances to insist upon strict performance or observance of one or more covenants or conditions hereof, shall in any way be, or be construed to be, a waiver thereof or prevent such party's rights to require at a later time the performance or observance of such covenants or conditions, or otherwise prejudice such party's rights, powers or remedies.

                 8.5 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware, without regard to the conflict of laws rules thereof.

                 8.6 Counterparts. This Agreement may be executed simultaneously in more than one counterpart, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                 8.7 Amendments: Waiver. This Agreement may be amended only with, and any provision of this Agreement may be waived only by, the written consent of the parties.

                 8.8 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

                 8.9 Expenses. Except as otherwise specified in this Agreement and the letter from the Company to JEDI dated November 25, 1996, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

                 8.10 Further Action. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things reasonably necessary, proper or advisable under applicable law, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

                                        HANOVER COMPRESSOR COMPANY



                                        By:
                                           ------------------------------------
                                        Name:
                                             ----------------------------------
                                        Title:
                                              ---------------------------------



                                        JOINT ENERGY DEVELOPMENT
                                        INVESTMENTS LIMITED PARTNERSHIP



                                        By:   Enron Capital Management Limited
                                              Partnership,
                                              its general partner



                                        By:   Enron Capital Corp.,
                                              its general partner



                                        By:
                                           ------------------------------------
                                              C. John Thompson
                                              Agent and Attorney-in-Fact